Exhibit 99.1

FOR IMMEDIATE RELEASE

Media

EarthLink

Dan Greenfield

404-432-6526 (mobile)

greenfie@corp.earthlink.net

         Investors

EarhtLink

Michael Gallentine

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK ANNOUNCES AUTHORIZATION OF ADDITIONAL

$200 MILLION TO REPURCHASE SHARES

ATLANTA, May 5, 2005 — EarthLink, Inc. (Nasdaq: ELNK), the nation’s next generation Internet service provider (ISP), today announced that its Board of Directors has expanded its existing share repurchase program, authorizing the purchase of an additional $200 million of its outstanding shares of common stock.

To date, EarthLink has purchased 31.3 million shares for approximately $270.4 million under previously approved share repurchase programs.  As a result, with this new authorization, EarthLink now has approximately $279.6 million available to purchase common stock.

EarthLink may conduct its purchases in the general market, in privately negotiated transactions, through derivative transactions and through purchases made in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. The repurchase program does not require EarthLink to acquire any specific number of shares and may be terminated at any time.

In connection with the expansion of the share repurchase program, EarthLink also announced today the Board of Directors has approved repurchasing common stock pursuant to a new Rule 10b5-1 plan to become effective following expiration of the existing Rule 10b5-1 plan.

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About EarthLink
“EarthLink. We revolve around youTM.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. According to the J.D. Power and Associates 2004 Internet Service Provider Residential Customer Satisfaction StudySM, EarthLink is ranked highest in customer satisfaction among high-speed and dial up Internet Service Providers. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions, and customizable features. Whether it’s dial-up, high-speed, web hosting, wireless voice and data services, or “EarthLink Extras” like home networking, security or voice over IP, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.earthlink.net.